EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-3 No. 333-217297 and on Form S-8 Nos. 333-187439, 333-199992, and 333-213072, and 333-225585 of Accelerate Diagnostics, Inc. of our reports dated February 28, 2019, with respect to the consolidated financial statements of Accelerate Diagnostics, Inc. and the effectiveness of internal control over financial reporting of Accelerate Diagnostics, Inc., included in this Annual Report (Form 10-K) of Accelerate Diagnostics, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 28, 2019